UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 25, 2005
Hines Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

000-50805 (Commission File Number)	20-0138854 (IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas (Address of Principal Executive Offices)	77056-6118 (Zip Code)
(888) 220-6121
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On July 25, 2005, Hines REIT Properties, L.P. (the “Operating Partnership”), a subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT”), which serves as the sole general partner of the Operating Partnership, entered into a Purchase and Sale Agreement (the “Agreement”), pursuant to which the Operating Partnership acquired an approximate 3.12% non-managing general partnership interest (the “Partnership Interest”) in Hines-Sumisei U.S. Core Office Fund, L.P. (collectively with its subsidiaries, the “Core Fund”) from Hines US Core LLC (“Core LLC”), an affiliate of Hines Interests Limited Partnership (“Hines”). The Operating Partnership and Core LLC are parties to the Agreement, which was also acknowledged by Hines U.S. Core Office Capital LLC, the managing general partner of the Core Fund (the “Managing General Partner”). As a result of this transaction, the Operating Partnership now owns an approximate 26.39% non-managing general partner interest in the Core Fund.
     Hines is the sponsor of Hines REIT. The Core Fund is an investment vehicle organized by Hines in August 2003 to invest in existing office properties in the United States that Hines believes are desirable long-term “core” holdings. Hines, the Core Fund, Core LLC and the Managing General Partner are affiliates of Jeffrey C. Hines, the Chairman of the Board of Directors of Hines REIT. Hines Advisors Limited Partnership (the “Advisor”), which serves as the advisor of Hines REIT and conducts its day-to-day operations, is also an affiliate of Mr. Hines.
     The Core Fund currently owns interests in nine office properties. The following is a brief description of each of these buildings:
•	425 Lexington Avenue is located in midtown Manhattan with 31 floors and a rentable area of 699,048 square feet;

•	499 Park Avenue is located in midtown Manhattan and has 28 floors and 280,919 square feet of rentable area;

•	600 Lexington Avenue is located in midtown Manhattan with 35 floors and a rentable area of 280,634 square feet;

•	1200 19th Street is located in Washington D.C. with eight floors and a rentable area of 236,436 square feet;

•	One Shell Plaza is located in Houston and has 49 office floors with a total of 1,225,786 square feet of rentable area;

•	Two Shell Plaza is located in Houston with 17 office floors and a rentable area of 564,843 square feet;

•	The KPMG Building is located in San Francisco and has 25 office floors with a total of 379,330 square feet of rentable area;

•	101 Second Street is located in San Francisco with 25 office floors and 387,866 square feet of rentable area; and

•	Three First National Plaza is located in Chicago and consists of a 57-story west tower, a 12-story east tower and a nine-story atrium with an aggregate of 1,439,367 square feet of rentable area.
     The total purchase price for the Partnership Interest was $13,284,136, and the Operating Partnership paid the purchase price in full. The Operating Partnership financed the purchase of the Partnership Interest with proceeds from Hines REIT’s public offering. In connection with this acquisition, the Operating Partnership will pay the Advisor cash acquisition fees totaling approximately $139,000.

     Core LLC originally acquired the Partnership Interest (in the form of a limited partnership interest) in March 2005 at a price of $13,284,136, which was equal to the price at which the Core Fund would offer such interest to an unaffiliated third party on that date. Our acquisition of the Partnership Interest was unanimously approved by the members of both the conflicts committee of our board of directors and our entire board. The description of the Agreement contained herein is qualified in its entirety by reference to the text of the Agreement, included as an exhibit hereto and incorporated herein by reference.
Item 8.01. Other Events.
     On July 27, 2005, the board of directors of Hines REIT declared dividends for the month of August 2005. The declared dividends will be calculated based on shareholders of record each day during the month and will equal a daily amount that, if paid each day over a 365-day period, would equal a 6.0% annualized rate based on a share price of $10.00. The dividends will be aggregated and paid in cash in October 2005.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit
Number	Description
99.1
Purchase and Sale Agreement, dated as of July 25, 2005, by and among Hines US Core LLC, a Delaware limited liability company, as seller, Hines REIT Properties, L.P., a Delaware limited partnership, as buyer, and acknowledged by Hines U.S. Core Office Capital LLC, a Delaware limited liability company and the managing general partner of Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
July 28, 2005	By:	/s/ Frank R. Apollo
Frank R. Apollo
Chief Accounting Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
99.1
Purchase and Sale Agreement, dated as of July 25, 2005, by and among Hines US Core LLC, a Delaware limited liability company, as seller, Hines REIT Properties, L.P., a Delaware limited partnership, as buyer, and acknowledged by Hines U.S. Core Office Capital LLC, a Delaware limited liability company and the managing general partner of Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership.